Exhibit 1




          AGREEMENT, dated as of June 6, 1996, by and among ROBB, PECK, MCCOOEY CLEARING CORPORATION (the "Purchaser"), AMNEX, INC. (the "Company") and CERTILMAN BALIN ADLER & HYMAN, LLP (the "Escrow Agent").


                              --------------------


          WHEREAS, there are currently outstanding warrants (the "Warrants") for the purchase of an aggregate of One Million Seventy-Five Thousand (1,075,000) Common Shares of the Company (the "Shares") as set forth on Schedule A attached hereto.

          WHEREAS, the Purchaser desires to purchase the Warrants upon the terms and conditions set forth herein.

          WHEREAS, the holders of the Warrants have delivered, have agreed to deliver or have indicated an intent to deliver to the Company the original Warrants as well as executed Warrant Assignment Forms (the "Assignments") to facilitate the sale contemplated hereby.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          1.   Purchase.  Subject to the terms and conditions hereof, the
               --------
Purchaser is hereby purchasing the Warrants for the prices set forth on Schedule A (collectively, the "Purchase Price").

          2.   Escrow.  Simultaneously herewith, the Purchaser is delivering to
               ------
the Escrow Agent, as escrow agent, by wire transfer, cash representing the Purchase Price for the Warrants (the "Escrowed Cash") and the Company is delivering to the Escrow Agent those original Warrants and Assignments indicated on Schedule A as being in its possession (the "Possessed Warrant Documents"). The parties acknowledge and agree that the Escrowed Cash, the Possessed Warrant Documents and those original Warrants and Assignments hereafter delivered to the Escrow Agent pursuant to the terms hereof (collectively, the "Escrowed Documents") shall be held by the Escrow Agent and delivered in accordance with the terms hereof. The Escrow Agent hereby acknowledges receipt of the Escrowed Documents (except only to the extent of the Possessed Warrant Documents with respect to the Warrants and Assignments) and agrees to act in accordance with the provisions hereof.

          3.   Escrowed Funds.  Pending disbursement of the Escrowed Cash as
               --------------
provided herein, the Escrow Agent is expressly authorized, empowered and directed to deposit the Escrowed Cash in a segregated interest-bearing escrow account with North Fork Bank

(the "Bank"). In no event shall the Escrow Agent be liable to the Purchaser, the Company or any holder of the Warrants with regard to the financial stability of the Bank. The Escrowed Cash and the interest accrued thereon is hereinafter referred to collectively as the "Escrowed Funds."

          4.   Registration Statement.
               ----------------------

               (a) As promptly as reasonably practicable following the execution of this Agreement, the Company shall file with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering, among other matters, the issuance of the Shares upon the exercise of the Warrants (the "Registration Statement").

               (b) Promptly following its being advised that the Registration Statement has been declared effective by the Commission but in any event no later than one (1) business day following its being so advised, the Company will so notify the Purchaser and the Escrow Agent by facsimile transmission (the "Effectiveness Notice"), which notice shall be accompanied by evidence of the last sale price for the Common Shares of the Company (the "Share Price") on the day immediately preceding the date of effectiveness of the Registration Statement. On the day the Company is so advised as to the effectiveness of the Registration Statement, it will send, or cause to be sent, to the Purchaser ten
(10) copies of the definitive prospectus by overnight mail or courier.

               (c) Subject to the provisions of paragraph (d) hereof, the expenses of the Registration Statement shall be borne by the Company. However, under no circumstances shall the Company be liable or responsible for the fees and expenses of the Purchaser, or its counsel, incurred in connection with the registration.

               (d) Notwithstanding the provisions of paragraph (c) hereof, in the event, pursuant to the provisions of Section 5 hereof (other than paragraph
(d) and (e) thereof), any of the Warrants are redelivered to the Company, the Purchaser shall pay to the Company an amount equal to its Pro Rata Share (as hereinafter defined) of all fees and expenses incurred in connection with (i) the preparation and filing of the Registration Statement, and any and all amendments and supplements thereto, and (ii) the qualification of the issuance of the Shares under all state and foreign securities or "Blue Sky" laws (collectively, "Fees and Expenses"). For purposes hereof, the term "Pro Rata Share" shall mean the fraction derived by dividing the Redelivered Warrants (as hereinafter defined) by all of the Warrants. Under no circumstances shall the Purchaser's liability hereunder be based upon Fees and Expenses in excess of twenty thousand dollars ($20,000).

               (e) The Company is hereby authorized to deregister the issuance of any and all Common Shares that relate to Warrants which are redelivered to it pursuant to the terms of this Agreement.

          5.   Release From Escrow.
               -------------------

               (a) Within one (1) day following receipt of the Effectiveness Notice, the Purchaser shall advise the Company and the Escrow Agent by facsimile transmission (the "Purchaser Notice") as to the aggregate number of Shares which its customers have indicated an intent to purchase from the Purchaser in connection with its exercise of the Warrants and shall provide wire transfer instructions. Promptly following receipt of the Purchaser Notice, the Company shall advise the Purchaser and the Escrow Agent by facsimile transmission (the "Company Notice") as to the particular Warrants set forth on Schedule A that shall relate to such aggregate number of Shares (the "Subject Warrants") and shall provide wire transfer instructions. All of the remaining Warrants set forth on Schedule A shall be referred to hereinafter as the "Redelivered Warrants."

               (b) Subject to the terms hereof, promptly following receipt of the Purchaser Notice and the Company Notice, the Escrow Agent shall deliver to
(i) the Company, by wire transfer, such portion of the Escrowed Funds that relate to the Subject Warrants, together with the original Warrants and the Assignments that relate to the Redelivered Warrants and (ii) the Purchaser, by wire transfer, such portion of the Escrowed Funds that relate to the Redelivered Warrants, together with the original Warrants and the Assignments that relate to the Subject Warrants.

               (c) Subject to the terms hereof, in the event the Escrow Agent shall not have received the Purchaser Notice within five (5) days following receipt of Effectiveness Notice, the Escrow Agent shall deliver to (i) the Company, all of the Escrowed Funds and (ii) the Purchaser, all of the original Warrants and Assignments.

               (d) Notwithstanding anything hereinabove to the contrary, in the event the Escrow Agent shall not have received, within fifteen (15) days of the date hereof, (i) either (A) the Effectiveness Notice or (B) a notice from the Purchaser and the Company to the effect that, notwithstanding that the Registration Statement shall not have been declared effective, the Escrow Agent should continue to hold the Escrowed Documents for a stated period of time (the "Extension Notice"), and (ii) either (A) all original Warrants and Assignments not delivered on the date hereof or (B) a



























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






notice from the Purchaser and the Company to the effect that, notwithstanding that such Warrants and Assignments have not been so delivered, the Escrow Agent should continue to hold the Escrowed Documents for the period stated in the Extension Notice, the Escrow Agent shall deliver to (i) the Company, all of the original Warrants and Assignments in its possession and (ii) the Purchaser, all of the Escrowed Funds. In the event the Escrow Agent shall timely receive an Extension Notice, the provisions hereof shall continue to apply with regard to the outside date set forth therein.

               (e) Notwithstanding anything hereinabove to the contrary, in the event the Effectiveness Notice is accompanied by evidence that, on the day immediately preceding the date of effectiveness of the Registration Statement, the Share Price was less than three dollars forty cents ($3.40) per share or greater than four dollars ($4.00) per share, the Escrow Agent shall deliver (i) to the Company, all of the original Warrants and Assignments in its possession and (ii) to the Purchaser, all of the Escrowed Funds.

               (f) Following the deliveries pursuant to this Section 5, the Purchaser shall be considered to be the owner of any and all Warrants delivered to it and shall not have any right, title or interest in or to any and all of the Warrants delivered to the Company.

          6.   Termination of Agreement.  Upon the conclusion of the actions
               ------------------------
contemplated by Section 5 hereof and the disposition of the Escrowed Documents, this Agreement shall thereupon terminate and, except as set forth in Section 7 hereof, no party shall have any further obligation hereunder.

          7.   Exercise of Warrants.  Promptly following the delivery of any and
               --------------------
all of the Warrants to the Purchaser, the Purchaser shall exercise such Warrants to the full extent permitted thereby and in accordance with the terms thereof, and shall be entitled to receive within three (3) days thereof unlegended stock certificates representing the underlying Shares registered in the name of the Purchaser, its nominee or its transferee.

          8.   Terms of Escrow.
               ---------------

               (a) The Escrow Agent shall not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its




























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






provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

               (b) The Escrow Agent shall not be responsible for the sufficiency or accuracy of, the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property paid or delivered to the Escrow Agent pursuant to the provisions hereof. The Escrow Agent shall not be liable for any loss which may be incurred by reason of any investment of any monies or properties which it holds hereunder.

               (c) The Escrow Agent shall have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by the Escrow Agent does not exist or has not occurred, without incurring liability for any action taken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

               (d) The Escrow Agent shall be indemnified and held harmless by the other parties hereto, jointly and severally, from and against any expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding, claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, the Escrowed Documents or other property held by it hereunder or any such expense or loss.

               (e) Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall, if such notice shall relate to any other party hereto, notify such parties thereof in writing; but the failure by the Escrow Agent to give such notice shall not relieve any party from any liability which such party may have to the Escrow Agent hereunder. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrowed Documents or it


























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






may deposit the Escrowed Documents with the clerk of any appropriate court or it may retain the Escrowed Documents pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrowed Documents are to be delivered or it may deliver the Escrowed Documents to the Purchaser and the Company in accordance with the provisions of Section 5 hereof.

               (f) In the event of a dispute between the Purchaser and the Company, the Escrow Agent shall also be entitled to reimbursement from the parties hereto for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors' and agents' fees and disbursements and all taxes or other governmental charges.

               (g) From time to time on and after the date hereof, the parties other than the Escrow Agent shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

               (h) The Escrow Agent may resign at any time and be discharged from its duties as the Escrow Agent hereunder by its giving the other parties hereto at least thirty (30) days prior notice thereof in accordance with the terms hereof. As soon as practicable after its resignation, the Escrow Agent shall turn over to a successor Escrow Agent appointed by the other parties hereto, jointly, the Escrowed Funds held hereunder upon presentation of the document appointing the new Escrow Agent and its acceptance thereof. If no new agent is so appointed within the sixty (60) day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrowed Documents with any court it deems appropriate.

               (i) The Escrow Agent shall resign and be discharged from its duties as the Escrow Agent hereunder if so requested in writing at any time by the other parties hereto, jointly; provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor Escrow Agent as provided in Section 8(h) hereof.

               (j) Following resignation and/or discharge of the Escrow Agent, the provisions of this Section 8 shall nonetheless continue to be applicable with respect to the Escrow Agent.





























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






          9.   Miscellaneous.
               -------------

               (a) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, understandings and commitments with respect thereto or in connection therewith. Except as may be specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

               (b) Except as otherwise provided herein, any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier, or telecopier as follows:

               If to the Purchaser, at:

               Robb, Peck, McCooey Clearing Corporation
               20 Broad Street
               6th Floor
               New York, New York 10005
               Telecopier: (212) 509-8387

               with a copy to:

               Victor J. Digioia, Esq.
               Goldstein Axelrod & Digioia
               369 Lexington Avenue
               New York, New York 10017
               Telecopier: (212) 557-0295

               If to the Company at:

               101 Park Avenue
               Suite 2507
               New York, New York 10178
               Attention: Chairman of the Board
               Telecopier Number:  (212) 867-0092

               with a copy to:

               Certilman Balin Adler & Hyman, LLP
               90 Merrick Avenue
               East Meadow, New York 11554
               Attention:  Fred Skolnik, Esq.
               Telecopier Number:  (516) 296-7111

               If to the Escrow Agent, at:

               Certilman Balin Adler & Hyman, LLP
               90 Merrick Avenue



















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






               East Meadow, New York 11554
               Attention:  Fred Skolnik, Esq.
               Telecopier Number:  (516) 296-7111

or at such other address as any party or person shall designate by notice to the other parties in accordance with the provisions hereof.

               (c) This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof.

               (d) A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any other breach of the same or any other condition.

               (e) This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns; provided, however, that no party may assign this Agreement without the prior written consent of the other parties.

               (f) The headings or captions in this Agreement are for convenience and reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

               (g) The provisions of this Agreement shall apply only to the extent consistent with the requirements of applicable law. In the event any clause, section or part of this Agreement shall be held or declared to be void, illegal or invalid for any reason, such provision(s) shall be deemed not to be a part of this Agreement and all other clauses, sections or parts of this Agreement which can be effected without such void, illegal or invalid clause, section or part shall nevertheless continue in full force and effect.







































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






          WITNESS the execution of this Agreement as of the date first above written.

                                        ROBB, PECK, MCCOOEY CLEARING
                                        CORPORATION


                                        By: /s/
                                           ----------------------------


                                        AMNEX, INC.


                                        By: /s/
                                           ----------------------------


                                        CERTILMAN BALIN ADLER & HYMAN, LLP


                                        By: /s/
                                           ----------------------------




















































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







                                                            Schedule A


          NUMBER OF                               PURCHASE
        COMMON SHARES   EXERCISE                  PRICE PER   AGGREGATE
         SUBJECT TO       PRICE     EXPIRATION   UNDERLYING    PURCHASE
           WARRANT      PER SHARE      DATE         SHARE       PRICE

            16,667        $2.125     12/31/98     $1.375      $   22,917
            16,667         2.125     02/28/99      1.375          22,917
            16,666         2.125     04/30/99      1.375          22,916
            50,000         2.125     06/30/99      1.375          68,750

           100,000         2.56      05/31/99       .94           94,000
            50,000         2.62      07/31/99       .88           44,000

           175,000         2.73      11/27/00       .77          134,750

            50,000*        2.75      11/15/98       .75           37,500
           300,000         2.75      11/24/98       .75          225,000
           150,000*        2.75      12/15/98       .75          112,500
            50,000         2.75      08/18/99       .75           37,500

           100,000         2.81      03/31/99       .69           69,000
         ---------                                              --------

         1,075,000                                              $891,750
         =========                                              ========








____________________
* Original Warrants and Assignments are in the possession of the Company on the date hereof.